EXHIBIT 5.1
[Letterhead of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.]
November 14, 2008
OXiGENE, Inc.
230 Third Avenue
Waltham, MA 02451
Ladies and gentlemen:
          We have acted as counsel for OXiGENE, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on November 14, 2008 under the Securities Act of 1933, as amended (the “Act”), covering the offering for resale, on a delayed or continuous basis, of up to a maximum of 17,117,188 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), by the selling stockholder named therein (the “Selling Stockholder”). The Shares include the following:
1.	Up to 5,835,241 shares of the Company’s common stock (the “Agreement Shares”) that have been issued pursuant to the Stock and Warrant Purchase Agreement by and between the Company and the Selling Stockholder, dated as of October 1, 2008 (the “Agreement”); and

2.	Up to 11,281,877 shares of the Company’s common stock (the “Warrant Shares”), issuable upon exercise of a warrant issued to the Selling Stockholder (the “Warrant”). The exercise price of the Warrant is $1.11 per share.
          As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Upon the basis of such examination, we advise you that in our opinion the Agreement Shares that have been issued are validly issued, fully paid and nonassessable. We further advise that in our opinion if, as and when the Warrant Shares are issued and delivered by the Company in accordance with the terms of the Warrant, including, without limitation, the payment in full of all applicable consideration, the Warrant Shares will be validly issued, fully paid and nonassessable.
          We are members of the Bar of the Commonwealth of Massachusetts, and the opinions expressed herein are limited to questions arising under the laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.
          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Very truly yours,
/s/ MINTZ, LEVIN, COHN, FERRIS, GLOVSKY
AND POPEO, P.C.